Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

GS Finance Corp. $723,800 Trigger Performance Securities Linked to the Bloomberg Commodity Index 3 Month ForwardSM due 2026 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (March 31, 2026) is based on the performance of the Bloomberg Commodity Index 3 Month ForwardSM (index) as measured from the trade date (March 29, 2016) to and including the determination date (March 24, 2026).

The return on your notes is linked to the performance of the index and not to the performance of the Bloomberg Commodity IndexSM (base index). Although the index follows the methodology of the base index, the futures contracts used for calculating the index are for delivery three months later than those of the corresponding designated contracts used for the base index. Therefore, there may be significant variation between the performance of the index and the base index. The index is reconstituted and rebalanced each year in January with respect to relative liquidity and production percentages and currently is composed of the prices of 22 exchange-traded futures contracts on 20 physical commodities (See the following page).

If the final index level (the closing level of the index on the determination date) is greater than the initial index level of 182.9836, then the return on the notes will be positive and equal the product of the index return (the percentage increase or decrease in the final index level from the initial index level) multiplied by the participation rate of 1.77.

If the final index level is less than or equal to the initial index level but equal to or greater than 70.00% of the initial index level, then you will only receive the face amount of your notes at maturity.

If the final index level is less than 70.00% of the initial index level, then the return on your notes will be negative and will equal the index return. You could receive significantly less than the face amount of your notes at maturity. In addition, any sales prior to maturity could result in a loss even if the level of the index is greater than 70.00% of the initial index level at the time of such sale.

At maturity, for each $10 face amount of your notes you will receive an amount in cash equal to:

•                  if the final index level is greater than the initial index level, the sum of (a) $10 plus (b) the product of the index return times $10 times the participation rate of 1.77;

•                  if the final index level is less than or equal to the initial index level but equal to or greater than 70.00% of the initial index level, $10; or

•                  if the final index level is less than 70.00% of the initial index level, the sum of (a) $10 plus (b) the product of the index return times $10, resulting in a loss proportionate to the negative index return.

You should read the disclosure herein to better understand the terms and risks of your investment, including, among other things, the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-9. In addition, any sales prior to maturity could result in a loss even if the level of the Bloomberg Commodity Index 3 Month ForwardSM is greater than 70.00% of the initial index level at the time of such sale.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $8.66 per $10 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	March 31, 2016	Original issue price:	100.00% of the face amount
Underwriting discount:	5.45% of the face amount	Net proceeds to the issuer:	94.55% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No. 160 dated March 29, 2016.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $8.66 per $10 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $9.95 per $10 face amount, which exceeds the estimated value of your notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through March 29, 2017.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                                        Prospectus supplement dated December 22, 2015

•                                        Prospectus dated December 22, 2015

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

The following table sets forth the designated contracts for the commodities included in the index as of February 2016, along with their respective Final Commodity Index Percentages (“CIPs”) (Target Weights) for 2016, as published by the index sponsor.  Actual percentages on any business day may vary from the Target Weights due to market price fluctuations.

Commodity	Designated Contract	Trading Facility	2016 Final Commodity Index Percentages (%)
Aluminum	High Grade Primary Aluminum	LME	4.5987%
Coffee	Coffee “C”	NYBOT (ICE Futures)	2.2943%
Copper	Copper	COMEX	7.6272%
Corn	Corn	CBOT	7.3587%
Cotton	Cotton	NYBOT (ICE Futures)	1.4932%
WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	7.4698%
Brent Crude Oil	Oil (Brent Crude Oil)	ICE	7.5302%
Gold	Gold	COMEX	11.3799%
Ultra-Low-Sulfur Diesel (heating oil)	ULS Diesel (HO)	NYMEX	3.8290%
Lean Hogs	Lean Hogs	CME	2.0621%
Live Cattle	Live Cattle	CME	3.5666%
Natural Gas	Henry Hub Natural Gas	NYMEX	8.4488%
Nickel	Primary Nickel	LME	2.3594%
Silver	Silver	COMEX	4.2132%
Soybean Meal	Soybean Meal	CBOT	2.8447%
Soybean Oil	Soybean Oil	CBOT	2.8375%
Soybeans	Soybeans	CBOT	5.7038%
Sugar	World Sugar No. 11	NYBOT (ICE Futures)	3.6273%
Unleaded Gasoline	Reformulated Blendstock for	NYMEX	3.7479%

Commodity	Designated Contract	Trading Facility	2016 Final Commodity Index Percentages (%)
	Oxygen Blending (RBOB) Gasoline
Wheat (Chicago)	Soft Wheat	CBOT	3.3268%
Wheat (Kansas City HRW)	Hard Red Winter Wheat	CBOT	1.1531%
Zinc	Special High Grade Zinc	LME	2.5276%

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-20. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Index: the Bloomberg Commodity Index 3 Month ForwardSM (Bloomberg symbol, “BCOMF3”)

Index sponsor: the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Bloomberg Commodity Index 3 Month ForwardSM and (ii) announces (directly or through an agent) the level of the Bloomberg Commodity Index 3 Month ForwardSM on any day; as of the date of this prospectus supplement, the index sponsor is Bloomberg Financial L.P. (“Bloomberg”)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $10, or integral multiples of $10 in excess thereof; $723,800 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $10 and integral multiples of $10 in excess thereof

Minimum purchase amount: in connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution: GS Finance Corp. has agreed to sell to Goldman, Sachs & Co. (“GS&Co.”), and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 5.00% of the face amount. See “Supplemental Plan of Distribution” on page S-45

Cash settlement amount: on the stated maturity date, for each $10 face amount of your notes you will receive an amount in cash equal to:

•                  if the final index level is greater than the initial index level, the sum of (a) $10 plus (b) the product of the index return times $10 times the upside participation rate;

•                  if the final index level is less than or equal to the initial index level but equal to or greater than the trigger level, $10; or

•                  if the final index level is less than the trigger level, the sum of (a) $10 plus (b) the product of the index return times $10, resulting in a loss proportionate to the negative index return.

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected”

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the index, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-41 below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Trade date: March 29, 2016

Original issue date (settlement date): March 31, 2016

Initial index level: 182.9836

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-22 and subject to adjustment as provided under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” on page S-23

Closing level: the closing level on any trading day will be the official closing level of the index or any successor index as published by the index sponsor

Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage

Upside participation rate: 177.00%

Trigger level: 128.0885, which is 70.00% of the initial index level (rounded to the nearest one-ten-thousandth)

Trigger event: the final index level is less than the trigger level

Stated maturity date: March 31, 2026, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-21

Determination date: March 24, 2026, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-22

No interest: the notes do not bear interest

No redemption: the notes will not be subject to redemption right or price dependent redemption right

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: GS&Co.

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-24

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-24

Index commodity trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Index Commodity Trading Day” on page S-24

CUSIP no.: 36250E423

ISIN no.: US36250E4237

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final index levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-9 of this prospectus supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$10
Upside participation rate	177.00%
Trigger level	70.00% of the initial index level

Neither a non-trading day nor a market disruption event occurs on the originally scheduled determination date

No change in or affecting the method by which the index sponsor calculates the index

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this prospectus supplement. For information about the historical levels of the index during recent periods, see “The Index — Historical Closing Levels of the Index” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the index between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities.

The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), assuming that a trigger event does not occur (i.e., the final index level is greater than or equal to the trigger level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), assuming that a trigger event occurs (i.e., the final index level is less than the trigger level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)

	Trigger Event Has Not Occurred	Trigger Event Has Occurred
200.000%	277.000%	N/A
150.000%	188.500%	N/A
140.000%	170.800%	N/A
120.000%	135.400%	N/A
110.000%	117.700%	N/A
100.000%	100.000%	N/A
90.000%	100.000%	N/A
85.000%	100.000%	N/A
75.000%	100.000%	N/A
70.000%	100.000%	N/A
69.999%	N/A	69.999%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%

If, for example, a trigger event has occurred and the final index level were determined to be 25.000% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment, which is proportionate to the decline of the index from the trade date to the determination date (if your purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

If, for example, a trigger event has not occurred and the final index level were determined to be 90.000% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. Because a trigger event has not occurred (i.e., the hypothetical final index level is greater than or equal to the trigger level), the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.

If, however, the final index level were determined to be 110.000% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 117.700% of the face amount of your notes, as shown in the table above. Since the hypothetical final index level is greater than the initial index level, the index return is enhanced by the upside participation rate and the cash settlement amount that we would deliver on your notes at maturity would be 117.700% of the face amount of your notes, as shown in the table above.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index commodities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned on page S-11 in the section “The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors”. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index commodities, i.e., the commodity futures contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the Bloomberg Commodity Index 3 Month ForwardSM as measured from the initial index level set on the trade date to the closing level on the determination date. If a trigger event has occurred, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes and you will incur a loss on the face amount proportionate to the decline of the index from the trade date to the determination date. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the trigger level occurs only at maturity and the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you are able to sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Index Level

If a trigger event occurs, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a drop of up to 30.00% between the initial index level and the final index level will not result in a loss of principal on the notes (since a trigger event will not have occurred), any additional decrease in the final index level to less than 70.00% of the initial index level will result in a loss of a significant portion of the principal amount of the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing level of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The return on your notes will be based on the index return, which is the percentage increase or decrease in the final index level on the determination date from the initial index level. If the final index level is less than the initial index level, you may receive less than the face amount of your notes. If the final index level is zero, you will lose your entire investment in the notes. The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose and are able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•                  the level of the index;

•                  the volatility — i.e., the frequency and magnitude of changes — in the level of the index;

•                  economic, financial, legislative, regulatory and political, military or other events that affect commodity and financial markets generally and the market segments of which the index commodities are a part, and which may affect the level of the index;

•                  other interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or less than you would have received had you held your notes to maturity.

You cannot predict the future levels of the index based on its historical fluctuations. The actual level of the index over the life of the notes may bear little or no relation to the historical closing level of the index or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, index, index commodities or other similar securities, which may adversely impact the market for or value of your notes.

You Have No Rights with Respect to Any Index Commodity or Rights to Receive Any Index Commodity

Investing in your notes will not make you a holder of any index commodity or in a collective investment vehicle that invests in the foregoing. Neither you nor any other holder or owner of your notes will have any rights with respect to such index commodities. Your notes will be paid in cash, and you will have no right to receive delivery of any commodities.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the commodity futures contracts underlying the index, which we refer to as index commodities, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or the index commodities, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the index or index commodities and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes. Goldman, Sachs & Co. and its affiliates actively trade commodities contracts, options on commodities contracts, over-the-counter contracts and other instruments and derivative products based on numerous commodities. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the commodities to which your notes are linked which could in turn affect the return on and the value of your notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or index commodities. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include the index or index commodities. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any index commodities in its capacity as a market-maker or otherwise, any actions that it takes in its capacity will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, including markets in commodities and commodity futures contracts, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. Any of these recommendations and views may be negative with respect to the index or index commodities, or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or index commodities, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsor of the index, or transact in securities or instruments or with parties that are directly or indirectly related to the sponsor of the index. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or index commodities, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index or index commodities or securities and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index or index commodities, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; determining whether a trigger event has occurred; determining whether to postpone the determination date because of a non-trading day or a market disruption event; the stated maturity date; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. See “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date if a Non-Trading Day Occurs and Can Postpone the Determination Date if a Market Disruption Event Occurs or is Continuing

If the calculation agent determines that any day that is scheduled to be the determination date is not a trading day, the determination date will be postponed as set forth under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event”. If the calculation agent determines that a market disruption event with respect to the index has occurred or is continuing on any day that is the originally scheduled or adjusted determination date, such originally scheduled or adjusted determination date will be postponed as set forth under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event”.

As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described below under “Specific Terms of Your Notes — Stated Maturity Date” and “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event”. In such a case, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the closing level of the index is not available on the determination date because of a non-trading day, a market disruption event or for any other reason (except as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below), in certain circumstances the calculation agent will determine the index level in accordance with the procedure described under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event” below.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, the CFTC approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Those rules were challenged in federal court by industry groups and were vacated by a decision of the court in 2012. While the CFTC subsequently proposed the new rules that have not yet been adopted on position limits and the aggregation of positions by market participants under common control and by trading managers, their ultimate scope and impact, as well as the content, scope or impact of other CFTC rules, cannot be conclusively determined at present, and these limits could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are or will be subject to various regulatory requirements, including, but not limited to, proposed capital and margin requirements, record keeping and reporting requirements and various business conduct requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the index or index commodities, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the EU MiFID II Directive (2014/65/EU), which was published in the Official Journal of the European Union on June 12, 2014 and which came into force on July 2, 2014, introduced a new regime for EU Member States to establish and apply position limits on the net position which a person can hold at any time in commodity derivatives traded on trading venues and in economically equivalent OTC contracts. These position limits are to be set according to a methodology which will be determined by the European Securities and Markets Authority (“ESMA”). ESMA is consulting on draft technical standards for the methodology for calculating position limits and various other factors surrounding the application of position limits, and therefore the scope of the final rules remains unclear.

By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) currently requires reporting of derivatives and various risk mitigation techniques such as timely confirmation and portfolio reconciliation to be applied to OTC derivatives. In the future, mandatory clearing will be required for certain classes of OTC derivative contracts, and mandatory margin requirements will be implemented for uncleared OTC derivatives.

Changes to be implemented under both EMIR and MiFID II will impact a broad range of counterparties, both outside and within the EU, and are expected to increase the cost of transacting derivatives.

The Policies of the Index Sponsor or its Agent and Changes That Affect the Index and the Index Commodities Could Affect the Amount Payable on Your Notes and Their Market Value

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor. However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology and also reserves discretion to make decisions regarding the index. The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the index commodities and the manner in which changes affecting those index commodities (such as rebalancing of the index commodities or roll schedules) are reflected in the index, and by extension could affect the index level and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and the market value of your notes could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult or inappropriate to determine the market value of your notes based on the index level. If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the applicable index levels on any such date — and thus the cash settlement amount — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the applicable index level on the determination date and the cash settlement amount more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Index” and “— Role of Calculation Agent” below.

There Is No Affiliation between the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Sponsor

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with the index sponsor. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index. You, as an investor in your notes, should make your own investigation into the index. See “The Index” below for additional information about the index.

The index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. The index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Information on the Index May Not Be Readily Available

There is no systematic reporting of last-sale information for many commodities and commodity indices. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable level relevant for determining the value of your notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the commodity markets.

Suspensions or Disruptions of Market Trading in the Index or Index Commodities May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary and potentially long-lasting distortions or other disruptions due to various factors.

If a market disruption event has occurred with respect to the index, the calculation agent will determine the level of such index as described under “Specific Terms of Your Notes — Consequences of a Non-Trading Day or a Market Disruption Event” below. Under the circumstances described above, the level of the index and the value of your notes may be adversely affected. See also “The Calculation Agent Can Postpone the Determination Date if a Non-Trading Day Occurs and Can Postpone the Determination Date if a Market Disruption Event Occurs or is Continuing” above.

Although the Index Has Contracts on the Same Commodities That Comprise the Bloomberg Commodity IndexSM, Its Value and Returns Will Likely Differ From Those of the Bloomberg Commodity IndexSM

The index to which your notes are linked is a three month forward version of the Bloomberg Commodity IndexSM. The index is calculated on an excess return basis — as described under “The Return on Your Notes Is Based on an Index That Reflects Excess Return, Not Total Return” — using the same methodology as the Bloomberg Commodity IndexSM except that that the commodity contracts used to calculate the index are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the designated contracts included in the index are three months later than those of the corresponding designated contracts used in the Bloomberg Commodity IndexSM , as explained in “The Index” below. Since one component of the value of a commodity contract is the period remaining until its expiration, this difference is likely to produce different values for this index and the Bloomberg Commodity IndexSM at any given time and, therefore, may produce differing returns.

The differences between the rolling rules for the index and those for the Bloomberg Commodity IndexSM means that the return on the index to which your notes are linked will differ from the return on the Bloomberg Commodity IndexSM, and may be less than the return you would have received if you invested in notes that were linked to the Bloomberg Commodity IndexSM. There can be no assurance that the three month forward contract expirations used in the index will result in better performance of the index as compared to the Bloomberg Commodity IndexSM, and such performance may be materially worse.

Commodity Markets May Be Subject to Limit Prices

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of a commodity contract or a index. The occurrence of “limit prices” amounts to a market disruption event which may result in the calculation agent postponing the determination date.

It Is Difficult to Predict What Effect Higher and Lower Future Prices of Commodities Included in the Index Relative to Their Current Prices May Have on Its Value

The index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling”.

If the market for these contracts is in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield”, and the change in price that contracts experience while they are components of the index is sometimes referred to as a “spot return”. An investor in the index cannot receive either the roll yield or the spot return separately. The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the index. Because of the potential effects of negative roll yields, it is possible for the value of the index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing. It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the value of the index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

Certain underlying commodities included in the index, such as gold, have historically traded in contango markets and the index has experienced periods in which many of these commodities are in contango. Although certain of the commodity futures contracts included in the index have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.

The Index Sponsor May Be Required to Replace a Designated Contract If the Existing Commodities Contract Is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index. Data concerning this designated contract will be used to calculate the index. If a designated contract were to be terminated or replaced in accordance with the rules described under “The Index” in this prospectus supplement, a comparable commodity contract may be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the index.

Data Sourcing and Calculation Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the index, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index commodities. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period. Additionally, the index sponsor may not discover every discrepancy.

Furthermore, the weightings for the index are determined by Bloomberg under the supervision of the index oversight committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the index. This discretion would permit, among other things, changes to the composition of the index or changes to the manner or timing of the publication of the values of such index, at any time during the year if the index oversight committee deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the index commodities that are included in the index or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the index. In particular, without limitation, Bloomberg’s access and rights to use data in connection with calculating, publishing and licensing the index remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to Bloomberg. The index oversight committee has reserved the right to modify the composition of the index on an as needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the index.

Changes in the Composition and Valuation of the Index, or Discontinuation or Modification of the Index, May Adversely Affect the Value of Your Notes

The composition of the index may change over time, as additional commodity contracts satisfy the eligibility criteria of the index or commodity contracts currently included in the index fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the index, and for valuing the index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

As described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” below, if the calculation agent determines that the changes to the index are fundamental in nature, the calculation agent may make such adjustments in the rules of the index or the method of its calculation as it believes are appropriate so that the final index level calculated based on the modified index and then-current index methodology, is equitable. It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index level during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index were still being published.

The Return on Your Notes Is Based on an Index That Reflects Excess Return, Not Total Return

The return on your notes is based on the performance of the index, which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in the index commodities. It is not, however, linked to a “total return” index, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the index commodities. The return on your notes will not include such a total return feature or interest component.

Commodity Prices as Well as the Index Commodities May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the index commodities are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. Costs related to physical settlement of commodities, including storage and transportation costs, also may be reflected in the prices of the futures contracts comprising the index commodities and therefore in the index level. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities, and the volatilities of their prices, to move, sometimes sharply, in inconsistent directions and at inconsistent rates.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the index is composed exclusively of regulated futures contracts. As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Ongoing Commodities-Related Litigation and Regulatory Investigations Could Affect Prices for Futures Contracts, Which Could Adversely Affect Your Notes

The index is comprised of 22 commodities futures contracts, including three metals contracts that trade on the London Metal Exchange (aluminum, nickel and zinc) and three metals contracts that trade on COMEX (copper, gold and silver). An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities and futures contracts. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by the Department of Justice and the Commodity Futures Trading Commission, among others, and private litigation regarding potential manipulation of the trading prices of certain commodities underlying the index are ongoing against a number of firms, including us.

With respect to zinc and aluminum, in three lawsuits in which affiliates or former affiliates of ours are among the named defendants, the plaintiffs assert antitrust violations alleging that certain practices relating to the storage of such commodities had the effect of artificially increasing the price for physical settlement in those commodities. These ongoing industry investigations and litigations may result in further review by exchanges and regulators of the methods by which commodities prices and futures contract prices are determined and the manner in which they are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the prices of the futures contracts in the index may be affected, which may thereby adversely affect the level of the index and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices and futures contract prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such artificially lower (or higher) prices could have an adverse impact on the index and any payments on, and the value of, your notes and the trading market for your notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-41 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10, or integral multiples of $10 in excess thereof

Minimum purchase amount: In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000.

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Commodities

In this prospectus supplement, when we refer to the index, we mean the Bloomberg Commodity Index 3 Month ForwardSM or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Bloomberg Commodity Index 3 Month ForwardSM and (ii) announces (directly or through an agent) the level of the Bloomberg Commodity Index 3 Month ForwardSM on any day; as of the date of this prospectus supplement, the index sponsor is Bloomberg Financial L.P. (“Bloomberg”). When we refer to the index commodities as of any time, we mean the commodity contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

On the stated maturity date, for each $10 face amount of your notes you will receive an amount in cash equal to:

•                  if the final index level is greater than the initial index level, the sum of (a) $10 plus (b) the product of the index return times $10 times the upside participation rate;

•                  if the final index level is less than or equal to the initial index level but equal to or greater than the trigger level, $10; or

•                  if the final index level is less than the trigger level, the sum of (a) $10 plus (b) the product of the index return times $10, resulting in a loss proportionate to the negative index return.

The index return is calculated by subtracting the initial index level from the final index level and dividing the result by the initial index level, with the quotient expressed as a percentage. The upside participation rate is 177.00%.

The initial index level is 182.9836. The trigger level is 128.0885, which is 70.00% of the initial index level (rounded to the nearest one-ten-thousandth). A trigger event will occur if the final index level is less than the trigger level. The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by Bloomberg. However, the calculation agent will have discretion to adjust the closing level on the determination date or to determine it in a different manner as described under “— Consequences of a Non-Trading Day or a Market Disruption Event” and “— Discontinuance or Modification of the Index” below.

Stated Maturity Date

The stated maturity date is March 31, 2026, unless that date is not a business day, in which case the stated maturity date will be postponed to the next following business day.

The stated maturity date will also be postponed if the originally scheduled determination date is postponed due to the effects of a non-trading day or the occurrence of a market disruption event as described under “— Determination Date” and “—Consequences of a Non-Trading Day or a Market Disruption Event” below. In such case, the stated maturity date will be scheduled to be the fifth business day after the actual determination date. In no event, however, will the actual stated maturity date be postponed to a date later than the tenth business day after the originally scheduled stated maturity date.

Determination Date

The determination date is March 24, 2026, unless the calculation agent determines that (i) such day is not a trading day or (ii) a market disruption event has occurred or is continuing on such date. For the consequences of a market disruption event or non-trading day, please see “—Consequences of a Non-Trading Day or a Market Disruption Event” below.

Consequences of a Non-Trading Day or a Market Disruption Event

The determination date will be fixed after allowing for any postponement for a non-trading day or market disruption event as described below.

In the event that the calculation agent determines that the day that is scheduled to be the determination date is not a trading day, the determination date will be postponed to the first following trading day, provided that in no event will the originally scheduled determination date be postponed due to a non-trading day to a date later than (i) the originally scheduled stated maturity date or (ii) if the originally scheduled stated maturity date is not a business day, the first business day after the originally scheduled stated maturity date. References herein to the “adjusted” determination date shall be to the determination date as so postponed due to a non-trading day.

After application of the provisions in the immediately preceding paragraph, if applicable in the case of a non-trading day, in the event that the calculation agent determines that a market disruption event with respect to the index has occurred or is continuing on the day that is scheduled to be the determination date (to the extent the originally scheduled determination date is a trading day), or has occurred or is continuing on the adjusted determination date (to the extent the originally scheduled determination date is not a trading day), such originally scheduled or adjusted determination date will be postponed as set forth below and the pricing of all index commodities included in the index that are not affected by a market disruption event will occur on such originally scheduled or adjusted determination date. However, each index commodity included in the index that is affected by a market disruption event will be priced on the earlier of:

(i)             the first following index commodity trading day on which a market disruption event does not occur and is not continuing in respect of that index commodity; and

(ii)          the sixth scheduled index commodity trading day after such originally scheduled or adjusted determination date if a market disruption event occurs or is continuing for five consecutive scheduled index commodity trading days.

The earlier of such dates in (i) and (ii) will be the index commodity valuation date for such index commodity in relation to such originally scheduled or adjusted determination date.

If a market disruption event for an index commodity has occurred or is continuing as determined by the calculation agent on the sixth scheduled index commodity trading day after such originally scheduled or adjusted determination date (which will in this instance be the index commodity valuation date for such affected index commodity), then the price of such index commodity to be used in calculating the closing level of the index for the determination date will be determined by the calculation agent on such index commodity valuation date for such index commodity taking into consideration the latest available quotation for the relevant index commodity and any other information that it deems relevant on such index commodity valuation date and notwithstanding that a market disruption event has occurred or is continuing for such index commodity on that sixth scheduled index commodity trading day.

The calculation agent will then determine the closing level of the index for the determination date on the latest to occur of such index commodity valuation dates (and such latest of the index commodity valuation dates will be the actual determination date for the index) by reference to the settlement price or other prices of each index commodity included in the index determined by the calculation agent pursuant to the preceding paragraph or as published by the relevant trading facility on which such index commodity is traded, as applicable, on the relevant index commodity valuation date using the then current method for calculating the index in existence as of the originally scheduled or adjusted determination date and notwithstanding that a market disruption event has occurred or is continuing for such index commodity on that index commodity valuation date.

In such case, the closing level of different index commodities may be determined on different index commodity valuation dates, and the closing level of the index will be determined on the actual determination date. As a consequence, the originally scheduled stated maturity date for your notes will be postponed and the stated maturity date will be scheduled to be the fifth business day after the actual determination date, provided that in no event will the actual stated maturity date be postponed to a date later than the tenth business day after the originally scheduled stated maturity date.

Discontinuance or Modification of the Index

If index sponsor discontinues publication of the index, and such index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index or if the calculation agent designates a substitute index, then the calculation agent will determine the cash settlement amount on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the cash settlement amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the index commodities comprising the index or the method of calculating the index or index commodities is materially modified at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the applicable index commodities, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies with respect to the index, is due to the publication of a successor index, is due to events affecting one or more of the applicable index commodities or their publishers, or is due to any other reason (other than a change or modification prescribed in that formula or method relating to the weighting or composition of such index, the weighting of the index commodities comprising such index and/or other routine events or modifications as determined by the calculation agent) — then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the cash settlement amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in good faith and in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, the index return, the final index level, the determination date and the cash settlement amount on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 16 in the accompanying prospectus. When we refer to a scheduled business day, we mean a day that is scheduled to be such a day as of the trade date.

Trading Day

When we refer to a trading day with respect to the index, we mean a day on which (i) all of the trading facilities on which the index commodities included in such index are traded are open for trading during their regular trading session notwithstanding any such trading facility closing prior to its scheduled closing time, (ii) the index is calculated and published by the index sponsor and (iii) the calculation agent in New York City is open for business. Although Bloomberg may publish an index level with respect to the index on a day when one or more of the trading facilities for the index commodities that comprise the index are closed, that day would not be a trading day for purposes of the index. When we refer to a scheduled trading day, we mean a day that is scheduled to be such a day as of the trade date.

Index Commodity Trading Day

When we refer to an index commodity trading day with respect to an index commodity included in the index, we mean a day on which the relevant trading facility on which such index commodity is traded is open for trading for its regular trading session, notwithstanding any such trading facility closing prior to its scheduled closing time. When we refer to a scheduled index commodity trading day, we mean a day that is scheduled to be such a day as of the trade date.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to the index, any of the following will be a market disruption event with respect to any index commodity included in such index on any given day:

•                  the settlement price for such index commodity on such trading day is a “limit price”, which means that the settlement price for such index commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such index commodity is traded;

•                  failure by the trading facility on which such index commodity is traded or other price source to announce or publish the settlement price for such index commodity on such trading day; or

•                  trading in any index commodity on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such index commodity does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of an index commodity as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index commodities. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index commodities,

•                  may take or dispose of positions in the index commodities,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on an index designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•                  may take short positions in the index commodities or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index commodities. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index commodities, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index commodities or indices designed to track the performance designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX

The Bloomberg Commodity Index 3 Month ForwardSM, or the index, is a three month forward version of the Bloomberg Commodity IndexSM calculated on an excess return basis by Bloomberg. The index follows the methodology of the Bloomberg Commodity IndexSM, except that the futures contracts used for calculating the index are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the designated contracts are three months later than those of the corresponding designated contracts used for the Bloomberg Commodity IndexSM.

Questions and Answers

The following is a brief question and answer section on selected topics.

How Is a Commodity Index Different From an Equity Index?

Although the index tracks the performance of the commodity markets in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the index are weighted based on their liquidity levels and their dollar-adjusted production levels, subject to certain percentage restrictions for diversification of commodities included in the index. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the index, which is discussed below, has important implications for changes in the value of the index.

What Is a Commodity Futures Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The index currently is comprised solely of commodity futures contracts on physical commodities traded on regulated trading facilities. However, it is possible that the index will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Index Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, including storage and transportation costs, which may be reflected in the prices of the commodity contracts and therefore in the index level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the index to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Are the Commodity Contracts Weighted?

The relative weightings of the designated contracts that are eligible for inclusion in the index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, which means that the weight of each commodity contract included in the index is determined by reference to five-year average trading volumes (as adjusted) and historical price information (as adjusted) and the five-year average of annual world production figures (the most recent five years for which data is available). The commodity liquidity percentage and the commodity production percentage are then combined to establish an interim “commodity index percentage” for each designated contract. The interim percentage is then adjusted in accordance with certain diversification rules established by the index methodology, and contracts weighted lower than 0.4% are removed from the index.

Can the Contracts Included in the Index and/or Their Weightings Be Changed over Time?

Yes. At present, commodities are selected that are believed to be sufficiently significant to the world economy to merit consideration and be tradable through a qualifying related futures contract. The index is reconstituted and rebalanced each year in January on a price-percentage basis. The annual constitution and weightings for the index are determined each year by Bloomberg under the supervision of the index oversight committee in consultation with the advisory committee. Once approved by the index oversight committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement. For further information with respect to changes in the composition of the index, refer to subsection “— Composition of the Index” below.

If the Price of the Underlying Physical Commodities Goes Up, Will the Index Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the commodity contracts included in the index, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “— Why Does the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the index level not changing in the same way.

Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the index in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the index. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the index and the performance of the underlying commodity contracts.

Does the Index Have a Total Return Feature?

No. The return on your notes is based on the performance of the index, which reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the index. The index thus reflects excess return and is not linked to a “total return” index, which in addition to reflecting the returns from such an unleveraged investment in commodity contracts, would also reflect interest that could be earned on a hypothetical fully collateralized investment. The index does not include such a total return feature or interest component.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The index replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the index, and reflects the effects of this rolling. Specifically, as a commodity contract included in the index approaches expiration, the index is calculated as if the commodity contract in the lead delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next delivery month designated pursuant to the index methodology. If the price of the designated commodity contract is lower than the price of the commodity contract then included in the index, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the designated commodity contract is higher than the price of the contract then included in the index, the “rolling” process results in a smaller quantity of the designated commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardation or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Index?

“Rolling” can affect the index in the following two ways:

First, if, as described under “What Does “Rolling” a Commodity Contract Mean?” above, if the index theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts will be greater than if the index had owned the same number of commodity contracts as before the rolling process. Conversely, if the index theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts will be less than if the index had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the index (measured on the basis of its dollar value).

Second, the index theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract. In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease. In a backwardation market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) increase as they near expiry. However, there are a number of different factors affecting the index level (as described below in “What Factors Affect the Calculation of the Level of the Index Other than Rolling?”).

How May the Effects of Rolling Be Mitigated?

As stated above, the trend in the prices of the commodity contracts may mitigate the effects of rolling. Also, because the index is made up of different types of commodity contracts, each of those commodity contracts may be in a different type of market, either contango or backwardation, and therefore may offset any losses and gains attributable to rolling.

What Factors Affect the Calculation of the Level of the Index Other than Rolling?

The value of the index on any index business day is determined by making certain adjustments to the value of the index on the immediately preceding index business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the index, (ii) the weight of each commodity contract in the index and (iii) the diversification rules for determining the weights of the commodity contracts included in the index.

The price of the commodity contracts reported by the relevant trading facilities expose the index to price volatility. The weight of each contract in the index will be determined annually based on the liquidity of the underlying commodity contracts, the production of the underlying physical commodity and the percentage restrictions for the diversification of the commodities included in the index.

Can We Assume That Any of Such Factors Will Have a Direct and Linear Effect on the Level of the Index?

No, because these factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the index and, therefore, may offset each other in calculation of the level of the index. For example, a negative price performance in energy sector contracts, which collectively have the largest production weights, may completely eliminate a positive price performance in livestock contracts, which collectively have the smallest production weights. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the index at any given time. The level of the index, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

Where Can Additional Information on the Index Be Obtained?

For information about recent levels of the index, please read the subsection entitled “—Historical Closing Levels of the Index” below. For further explanation on the index methodologies, please read the subsections entitled “—Bloomberg Commodity Index 3 Month ForwardSM” below.

How Did the Index Change Under Bloomberg?

Effective July 1, 2014, UBS transferred governance, calculation, distribution and licensing functions for the index to Bloomberg, although the index remains the property of UBS. The index oversight committee will be comprised solely of Bloomberg employees, and the index was rebranded from the Dow Jones-UBS Commodity Index to the Bloomberg Commodity Index effective July 1, 2014. Bloomberg is able to exercise all discretion that resided with UBS prior to July 1, 2014 regarding the constitution, weighting and calculation of the index and otherwise. Bloomberg may exercise this discretion in ways that differ from the ways in which UBS may have historically exercised such discretion or would have exercised such discretion in the future. Accordingly, year over year comparisons may reflect these differences rather than solely differences in commodity contract performance and weight.

Bloomberg Commodity Index 3 Month ForwardSM

Overview

UBS acquired the Bloomberg Commodity IndexSM, the index and other related indices and subindices, and related information and rights in May 2009 from its creator, AIG International Inc., and the Bloomberg Commodity IndexSM, the index and other related indices and subindices and their related information and rights remain the property of UBS. Effective July 1, 2014, UBS transferred governance, calculation, distribution and licensing functions for the Bloomberg Commodity IndexSM, the index and other related indices and subindices to Bloomberg and the index was rebranded from the “Dow Jones UBS-Commodity Index 3 Month ForwardSM” to the “Bloomberg Commodity Index 3 Month ForwardSM”.

The index currently is composed of the prices of twenty-two exchange-traded futures contracts on twenty physical commodities. An exchange-traded commodity futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodity futures contracts included in the index for 2015 and 2016 are: aluminum, coffee, copper, corn, cotton, crude oil (WTI crude and Brent crude), gold, ultra-low-sulfur diesel (heating oil), lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Soft (Chicago) wheat and Hard Red Winter (Kansas City) wheat) and zinc.

The Bloomberg Commodity IndexSM Oversight Committee and Index Advisory Council. Bloomberg established a two-tier oversight structure comprised of an internal index oversight committee (“Index Oversight Committee”) and an external index advisory council (“Index Advisory Council”). The Index Oversight Committee consists of senior representatives from various Bloomberg business units. The purpose of the Index Oversight Committee is to provide oversight and accountability over all aspects of the index determination process, to comply with the “19 Principles for Financial Benchmarks” as published by the International Organization of Securities Commissions (IOSCO) and, as further described below, it plays a substantial role in the construction of the Bloomberg Commodity IndexSM (and therefore the index) and has a great deal of discretion in determining whether to include certain contracts, the period of time for which data may be required, whether derivatives may be included, and similar matters. Additionally, the external Index Advisory Council is convened from time to time to provide Bloomberg with guidance and feedback from the investment community on the Bloomberg Commodity IndexSM(and therefore the index), index products and commodities markets generally. The Index Advisory Council will help set index priorities, discuss potential rules changes and provide ideas for new index products.

As described in more detail below, the index is reconstituted and rebalanced each year in January with respect to relative liquidity and production percentages. The annual weightings for the Bloomberg Commodity IndexSM (and therefore the index) are determined each year by Bloomberg under the supervision of the Index Oversight Committee in consultation with the Index Advisory Council. Once approved by the Index Oversight Committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Set forth below is a summary of the composition of, and the methodology used to calculate, the index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification in a manner consistent with the purposes of the index, as described below. Bloomberg makes the official calculation of the value of the index.

Additional information about the index is available on the following website: http://www.bloombergindexes.com/. We are not incorporating by reference the website or any material it includes into this prospectus supplement.

Goldman, Sachs & Co., and/or certain of its affiliates will trade the contracts comprising the index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and/or certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the index. There may be conflicts of interest between you and Goldman, Sachs & Co.

Composition of the Index

Commodities Available for Inclusion in the Index.

Commodities are selected for the index that are believed to be both sufficiently significant to the world economy to merit consideration and that are tradable through a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metals Exchange (“LME”) and the contract for Brent crude, each of the commodities is the subject of at least one futures contract that trades on a U.S. exchange. Twenty-four commodities are considered to be eligible for inclusion in the index. They are: aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI crude and Brent crude), gold, ultra-low-sulfur diesel (heating oil), lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat (Soft (Chicago) wheat and Hard Red Winter (Kansas City) wheat) and zinc.

The twenty commodities represented in the index for 2016 are: aluminum, coffee, copper, corn, cotton, crude oil (WTI crude and Brent crude), gold, ultra-low-sulfur diesel (heating oil), lean hogs, live cattle, natural gas, nickel, silver, soybean meal, soybean oil, soybeans, sugar, unleaded gasoline, wheat (Soft (Chicago) wheat and Hard Red Winter (Kansas City) wheat) and zinc.

Designated Contracts for Each Commodity. One or more commodity contracts known as “designated contracts” are selected by Bloomberg for each commodity. This selection process is reviewed by the Index Oversight Committee and, if practical, input from the Index Advisory Council. With the exception of several LME contracts, which are traded in London, and with the exception of crude oil, for which two designated contracts have been selected, and wheat for which two designated contracts that are traded in North America have been selected, Bloomberg selects for each index commodity one commodity contract that is traded in North America and denominated in U.S. dollars. Data concerning the designated contracts will be used to calculate the index. It is possible that Bloomberg will in the future select more than one designated contract for additional commodities or may select designated contracts that are traded outside of the United States or in currencies other than the U.S. dollar. For example, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the index in the underlying futures markets, it may become appropriate to include multiple designated contracts for one or more commodities (in addition to crude oil and wheat) in order to enhance liquidity. The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

The following table sets forth the designated contracts for the commodities included in the index as of February 2016, along with their respective Final Commodity Index Percentages (Target Weights) for 2016, as published by the index sponsor.  Actual percentages on any business day may vary from the Target Weights due to market price fluctuations.

Commodity	Designated Contract	Trading Facility	2016 Final Commodity Index Percentages (%)
Aluminum	High Grade Primary Aluminum	LME	4.5987%
Coffee	Coffee “C”	NYBOT (ICE Futures)	2.2943%
Copper	Copper	COMEX	7.6272%
Corn	Corn	CBOT	7.3587%
Cotton	Cotton	NYBOT (ICE Futures)	1.4932%
WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	7.4698%
Brent Crude Oil	Oil (Brent Crude Oil)	ICE	7.5302%
Gold	Gold	COMEX	11.3799%
Ultra-Low-Sulfur Diesel (heating oil)	ULS Diesel (HO)	NYMEX	3.8290%
Lean Hogs	Lean Hogs	CME	2.0621%
Live Cattle	Live Cattle	CME	3.5666%
Natural Gas	Henry Hub Natural Gas	NYMEX	8.4488%
Nickel	Primary Nickel	LME	2.3594%
Silver	Silver	COMEX	4.2132%
Soybean Meal	Soybean Meal	CBOT	2.8447%
Soybean Oil	Soybean Oil	CBOT	2.8375%
Soybeans	Soybeans	CBOT	5.7038%
Sugar	World Sugar No. 11	NYBOT (ICE Futures)	3.6273%
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending (RBOB) Gasoline	NYMEX	3.7479%
Wheat (Chicago)	Soft Wheat	CBOT	3.3268%
Wheat (Kansas City HRW)	Hard Red Winter Wheat	CBOT	1.1531%
Zinc	Special High Grade Zinc	LME	2.5276%

The designated contracts used for calculating the index are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the designated contracts are three months later than those of the corresponding designated contracts used for the Bloomberg Commodity IndexSM.

Commodity Groups. For purposes of applying the diversification rules discussed below, the commodities available for inclusion in the index are assigned to “commodity groups”. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity

Energy:	Crude Oil (WTI and Brent)
ULS Diesel (HO)
Natural Gas
Unleaded Gasoline (RBOB)
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle

Commodity Group	Commodity

Lean Hogs
Grains:	Corn
Soybeans
Soybean Meal
Soybean Oil
Wheat (Chicago and KC HRW)
Softs:	Cocoa
Coffee
Cotton
Sugar

The index also includes primary (base commodities that are not principally derived or produced from other commodities) and derivative commodities (commodities that are principally derived or produced from other commodities). Adjustments are made to avoid the “double-counting” of primary commodities that would result if primary commodities and derivative commodities were viewed as wholly separate categories. Bloomberg, as index administrator, may determine that other index commodities qualify as derivative commodities in the future, resulting in similar adjustments. The current primary and derivative commodities are:

Primary Commodity	Derivative Commodities
Crude Oil (WTI and Brent)	ULS Diesel and RBOB Gasoline
Soybeans	Soybean Oil and Soybean Meal

Annual Reconstitution and Rebalancing of the Index

The index is reconstituted and rebalanced each year in January on a price-percentage basis. The annual constitution and weightings for the index are determined each year by Bloomberg under the supervision of the Index Oversight Committee in consultation with the Index Advisory Council. Once approved by the Index Oversight Committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Determination of Relative Weightings. The relative weightings of the designated contracts that are eligible for inclusion in the index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each year, for each designated contract eligible for inclusion in the index, liquidity is measured by the commodity liquidity percentage (which we refer to as the CLP) and production by the commodity production percentage (which we refer to as the CPP). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the index, except that LME volume is divided by three in order to make a more appropriate comparison to U.S. exchange data and that the COMEX price and the LME volume is used for copper, which requires adjusting the COMEX prices to metric tons. In contrast to U.S. futures, which are typically listed on a monthly or bimonthly basis and trade only during specific hours, LME contracts can be traded over-the-counter, 24 hours a day, for value on any business day within a three-month window extending out from spot. In addition, LME contracts can be traded for settlement on the third Wednesday of each month extending out 27 months from the date the contract is made. Accordingly, historical data comparable to that of U.S. futures contracts is not available for these LME contracts and certain adjustments to the available data are made for purposes of calculating this component of the index. In particular, LME contracts that trade on the third Wednesday of each month will serve as a proxy for U.S. futures contracts. The calculation of the index utilizes the LME contracts that trade on the third Wednesday of every other month, starting with January.

The CPP is determined for each designated contract by taking a five-year average of annual world production figures (the most recent five years for which data is available), adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all designated contracts. Data for derivative commodities is not included in production data to avoid double-counting and, where there are multiple designated contracts for a particular commodity, the production data is allocated at this stage to only one designated contract, also to avoid double-counting. Production weightings are allocated among derivative commodities and primary commodities, and between multiple contracts where applicable, before the final weightings are determined. In addition, for natural gas, only North American production is used.

The CLP and the CPP are then combined (using a ratio of 2/3 CLP plus 1/3 CPP) to establish an interim commodity index percentage for each designated contract. The index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the index, the following diversification rules are applied to the annual reweighting and rebalancing of the index as of January of the applicable year:

•                  No single commodity (e.g., natural gas or silver) may constitute more than 15% of the index (note that both crude oil designated contracts and both wheat designated contracts are considered together as one commodity for this purpose).

•                  No single commodity, together with its derivatives (e.g., crude oil together with ULS Diesel (HO) and unleaded gasoline or soybeans together with soybean meal and soybean oil), may constitute more than 25% of the index.

•                  No related group of commodities designated as a “commodity group” above (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the index, and no single commodity (e.g., natural gas, silver) may constitute less than 2% of the index.

•                  No designated contract may constitute less than 0.4% of the index; commodities which constitute less than 0.4% of the index will be removed from the index.

•                  Gold and silver will be given an interim percentage equal to their CLPs.

•                  The ratio of the interim percentage to the CLP for a designated contract may not exceed 3.5:1.

Following the annual reconstitution and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next reconstitution or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers. Following application of the diversification rules discussed above, the target weights are incorporated into the index by calculating the new unit weights for each designated contract included in the index. On the fourth index business day of the year, the target weights, along with the settlement values on that date for designated contracts included in the index, are used to determine a commodity index multiplier (which we refer to as the CIM) for each designated contract included in the index. This CIM is used to achieve the percentage weightings of the commodities included in the index, in U.S. dollar terms, indicated by their respective target weights. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new target weights. An “index business day” refers to day on which the sum of the CIMs for those index commodities that are open for trading is greater than 50%.

Calculations

The index is calculated on an excess return basis. Bloomberg calculates the index by applying the impact of the changes to the prices of commodity contracts included in the index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the index is a mathematical process whereby the CIMs for the commodities included in the index are multiplied by the respective prices in U.S. dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the immediately preceding index value to calculate the then current index value.

The Index Is a Rolling Index. The index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically contracts on physical commodities specifying delivery on a nearby date must be sold and contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five index business days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The index is, therefore, a “rolling index”.

Index Calculation Disruption Events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that Bloomberg determines that any of the following index calculation disruption events exists:

•                  termination or suspension of, or material limitation or disruption in the trading of any commodity contract or first nearby contract used in the calculation of the index on that day,

•                  the settlement value of any commodity contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement value,

•                  the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the index, or

•                  with respect to any commodity contract used in the calculation of the index that trades on the LME, a business day on which the LME is not open for trading.

If a market disruption event occurs on any day during a hedge roll period (which we define as the fifth through ninth index business day of each month) in any month other than January affecting any commodity included in the index, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist. If any of these conditions exist throughout the hedge roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist. The market disruption event will not postpone the roll for any other commodity contract for which a market disruption event has not occurred.

In the event that a market disruption event occurs during the hedge roll period scheduled for January of each year affecting a commodity contract included in the index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five index business days on which no market disruption event exists. The hedge roll period in January, and the resulting rebalancing that is occurring, will be extended if necessary until the affected designated contract finishes rolling. The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five index business days, and rolling weight at the rate of 20% per day on any day following a market disruption event during such hedge roll period. This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly hedge roll periods.

Material changes or amendments to the calculation methodology are subject to the approval of the Index Oversight Committee in consultation, if practicable, with UBS, except during periods of extraordinary circumstances, such as during a market emergency. Calculations during periods of extraordinary circumstances in particular will be resolved or determined by Bloomberg in consultation, if practicable, with UBS. UBS Financial Services Inc., a subsidiary of UBS AG, is not involved or consulted in the calculation of the index.

Historical Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index commodities will result in your receiving an amount greater than the outstanding face amount of your notes, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index. The actual performance of the index over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the index from March 29, 2006 through March 29, 2016. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

License Agreement

“Bloomberg®” and “Bloomberg Commodity Index 3 Month ForwardSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by GS Finance Corp. (“GSFC”). Neither Bloomberg nor UBS Securities LLC and its affiliates (collectively, “UBS”) are affiliated with GSFC, and Bloomberg and UBS do not approve, endorse, review, or recommend the notes. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity Index 3 Month ForwardSM.

The notes are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the holders of or counterparties to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity Index 3 Month ForwardSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to GSFC or the notes. Bloomberg and UBS Securities have no obligation to take the needs of GSFC or the holders of the notes into consideration in determining, composing or calculating the Bloomberg Commodity Index 3 Month ForwardSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to note customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by GSFC, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity Index 3 Month ForwardSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity Index 3 Month ForwardSM and the notes.

This prospectus supplement relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity Index 3 Month ForwardSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Bloomberg Commodity Index 3 Month ForwardSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this prospectus supplement regarding the Bloomberg Commodity Index 3 Month ForwardSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity Index 3 Month ForwardSM components in connection with the notes. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity Index 3 Month ForwardSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE

OBTAINED BY GSFC, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY DAMAGES—WHETHER INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE NOTES OR THE BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND GSFC, OTHER THAN UBS AG.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax exempt organization;

•                  a partnership;

•                  a regulated investment company;

•                  a common trust fund;

•                  a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the index. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or relevant portion of notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a contract included in the index rolls and/or when the composition or weighting of the index changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects (through the value of the index) the value, in part, of one or more contracts to buy or sell one or more collectibles. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

 This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 5.00% of the face amount.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000.

We will deliver the notes against payment therefor in New York, New York on March 31, 2016, which is the second scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2015, which has been filed as an exhibit to a Current Report on Form 8-K, dated February 26, 2015, filed by The Goldman Sachs Group, Inc. on February 26, 2015.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$723,800 GS Finance Corp. Trigger Performance Securities Linked to the Bloomberg Commodity Index 3 Month ForwardSM due 2026 guaranteed by The Goldman Sachs Group, Inc. Goldman, Sachs & Co.
	Page
Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-20
Use of Proceeds	S-27
Hedging	S-27
The Index	S-28
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-44
Supplemental Plan of Distribution	S-45
Conflicts of Interest	S-46
Validity of the Notes and Guarantee	S-47

Prospectus Supplement dated December 22, 2015

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-16
United States Taxation	S-17
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-19
Validity of the Notes and Guarantees	S-19

Prospectus dated December 22, 2015

Available Information	2
Prospectus Summary	3
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	6
Use of Proceeds	7
Description of Debt Securities We May Offer	8
Description of Warrants We May Offer	35
Description of Units We May Offer	61
GS Finance Corp.	51
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Floating Rate Debt Securities	57
Considerations Relating to Indexed Securities	58
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	61
United States Taxation	64
Plan of Distribution	76
Conflicts of Interest	78
Employee Retirement Income Security Act	78
Validity of the Securities and Guarantees	79
Experts	79
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	79
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	79